EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 26, 2015—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2014, of $15.2 million, or 44 cents per share, compared to $14.1 million, or 41 cents per share, for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2014, of $80.3 million, or $2.32 per share, compared to $74.9 million, or $2.16 per share, for the same period in the prior year.

During the three months ended Dec. 31, 2014, the company benefited from Madison Gas and Electric's (MGE) ongoing effort to manage costs including lower benefit costs, which led to slightly higher earnings. In addition, in October 2014 customers received a fuel credit on their bill related to fuel savings of $6.5 million that MGE was able to achieve during 2013.

For the twelve months ended Dec. 31, 2014, earnings increased $5.4 million compared to the same period in the prior year. This increase in earnings was driven primarily by savings from MGE's ongoing effort to manage operating and maintenance costs, lower benefit costs and colder winter temperatures. Gas retail sales volume increased during the year 4.8% in part due to colder weather in the first quarter of 2014 compared to the same period in the prior year. The average temperatures in January and February 2014 were 11.5 degrees and 12.5 degrees, respectively, compared to normal average temperatures of 19.4 degrees and 23.7 degrees, respectively.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 143,000 customers in Dane County, Wis., and purchases and distributes natural gas to 149,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended December 31,	2014	2013
Operating revenue	$145,707	$155,263
Operating income	$29,566	$25,962
Net income	$15,186	$14,077
Earnings per share (basic and diluted)	$0.44	$0.41
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Twelve Months Ended December 31,	2014	2013
Operating revenue	$619,852	$590,887
Operating income	$138,098	$127,987
Net income	$80,319	$74,905
Earnings per share (basic and diluted)	$2.32	$2.16
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219